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                         INVESTMENT MANAGEMENT AGREEMENT
                                     [FUND]

                                     [DATE]



SG Cowen Securities Corporation
[address]


Dear Sirs:

     _______________ (the "Fund"), a corporation organized under the laws of the State of Maryland, herewith confirms its agreement with SG Cowen Securities Corporation ("SG Cowen"), as follows:

1.  Investment Description; Appointment

     The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as amended, and in its Prospectuses and Statements of Additional Information as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Prospectuses, Statements of Additional Information and Articles of Incorporation, as amended, have been or will be submitted to SG Cowen. The Fund desires to employ and hereby appoints SG Cowen to act as investment manager to its portfolio (the "Portfolio"). SG Cowen accepts the appointment and agrees to furnish the services set forth below for the compensation set forth below.

2.   Services as Investment Manager

     Subject to the supervision and direction of the Board of Directors of the Fund, SG Cowen will (a) act in strict conformity with the Fund's Articles of Incorporation and By-laws, the Investment Company Act of 1940 (the "Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, (c) make general investment decisions for the Fund including decisions concerning (i) the specific types of securities to be held by the Fund and the proportion of the Fund's assets that should be allocated to such investments during particular market cycles and (ii) the specific issuers whose securities will be purchased or sold by the Fund, [(iii) the extent to which taxable securities will be purchased for and held by the Fund, (iv) the appropriate maturity of its portfolio investments (v) the appropriate average weighted maturity of its portfolio in light of current market conditions]* and (d) supply office facilities (which may be in SG Cowen's own offices); statistical and research data; data

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*    Note that the bracketed text is omitted from the New Advisory Agreement and the Prior Advisory Agreement for all Funds, with the exception of the Standby Tax-Exempt Reserve Fund, Inc.


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processing services; clerical,  [accounting and bookkeeping]* services; internal auditing and legal services; internal executive and administrative services; stationery and office supplies; preparation of reports to shareholders of the Fund; preparation of tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculation of the net asset value of shares of the Fund; and general assistance in all aspects of the Fund's operations. In providing those services, SG Cowen will supervise the Fund's investments generally and conduct a continual program of evaluation of the Fund's assets.

     In connection with the performance of its duties under this Agreement, it is understood that SG Cowen will from time to time employ or associate with itself such person or persons as SG Cowen may believe to be particularly fitted to assist it in the performance of this Agreement, it being understood that the compensation of such person or persons shall be paid by SG Cowen and that no obligation may be incurred on the Fund's behalf in any such respect. SG Cowen, a limited partnership formed under the laws of the state of New York, will notify the Fund of any change in its membership within a reasonable time after such change.

3.    Information Provided to the Fund; Books and Records

     (a) SG Cowen will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information SG Cowen believes is appropriate for this purpose.

     (b) In compliance with the requirements of Rule 31a-3 under the Act, SG Cowen hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request.

4.    Standard of Care

     SG Cowen shall exercise its best judgment in rendering the services listed in paragraph 2 above. SG Cowen shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect SG Cowen against any liability to the Fund or to its shareholders to which SG Cowen could otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of SG Cowen's reckless disregard of its obligations and duties under this Agreement.

     Any person, even though also a partner, officer, employee, or agent of SG Cowen, who may be or become a Director, officer, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as a Director, officer, employee, or agent or one under the control or direction of SG Cowen even though paid by it.

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*    Note  that  the  bracketed  text is  omitted  from  both  the New  Advisory
     Agreement and the Prior Advisory Agreement for the Large Cap Fund.

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5.  Compensation

     In consideration of the services rendered pursuant to this Agreement, the Fund will pay SG Cowen on the first business day of each month a fee for the previous month, calculated daily, at the annual rate of __________% of the Fund's average daily net assets. The fee for the period from the date the Fund commences investment operations to the end of the month during which the Fund commences investment operations shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to SG Cowen, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and the Statement of Additional Information as from time to time in effect.

6.   Expenses

     SG Cowen will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of directors of the Fund who are not officers or employees of SG Cowen; Securities and Exchange Commission fees and state Blue Sky qualification fees; management, advisory and administration fees; charges of custodians and transfer and dividend disbursing agents; [outside accounting and bookkeeping expenses;]* certain insurance premiums; outside auditing and legal expenses; costs of maintenance of corporate existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders, officers or Board of Directors of the Fund; and any extraordinary expenses.

7.   Reimbursement to the Fund

     If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement, but excluding interest, taxes, brokerage expenses, an applicable portion of distribution expenses and, with the prior written consent of the appropriate state securities commissions, extraordinary expenses) exceed the applicable expense limitation of any state having jurisdiction over the Fund, SG Cowen will reimburse the excess expense. SG Cowen's expense reimbursement obligation will be limited to the amount of its fees received pursuant to this Agreement, however, SG Cowen shall reimburse the Fund for such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state in which Fund shares are registered and qualified for sale so require. This expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis. From time to time SG Cowen, in its sole discretion and as it deems appropriate, may assume certain expenses of the Fund while retaining the ability to be reimbursed by the Fund for such amounts prior to the end of the fiscal year.


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*    Note  that  the  bracketed  text is  omitted  from  both  the New  Advisory
     Agreement and the Prior Advisory Agreement for each Fund except the Large Cap Fund.

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8.   Services to Other Companies or Accounts

     The Fund understands that SG Cowen now acts and will continue to act as investment adviser to fiduciary and other managed accounts and now acts and will continue to act as investment manager, investment adviser, sub-investment adviser and/or administrator to one or more other investment companies, and the Fund has no objection to SG Cowen's so acting, provided that whenever the Fund and one or more other accounts or investment companies advised by SG Cowen have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by SG Cowen to assist in the performance of SG Cowen's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of SG Cowen or any affiliate of SG Cowen to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.   Term of Agreement

     This Agreement shall become effective on the date first written above and shall continue for an initial two year term and thereafter shall continue automatically, provided such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund or (b) a vote of a "majority" (as defined in the Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in that Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by SG Cowen. This Agreement will also terminate automatically in the event of its assignment (as defined in the Act and the Rules thereunder).

10.  Amendment of this Agreement

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund.

11.  Miscellaneous

     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by court decision, statute, rule or otherwise, the remainder of this Agreement shall not be invalidated or rendered unenforceable thereby. This Agreement shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law without giving effect to the conflict of law provisions thereof.

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         If the foregoing is in accordance with your understanding indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                      Very truly yours,

                                      [FUND]

                                      By:_________________________________
                                         Name:
                                         Title:

Accepted and Agreed:
SG COWEN SECURITIES CORPORATION

By:____________________________
   Name:
   Title: